SONENDO STRENGTHENS LEADERSHIP WITH KEY STRATEGIC APPOINTMENTS

John Bostjancic Appointed as Chief Financial Officer

Bob Guyatt Appointed as Senior Vice President of Marketing

John McGaugh Promoted to Senior Vice President of Operations

LAGUNA HILLS, Calif. – June 5, 2024 – Sonendo, Inc. (OTCQX: SONX) (“Sonendo”), a leading dental technology company and developer of the GentleWave® System, today announced the appointment of John Bostjancic as Chief Financial Officer, the appointment of Robert Guyatt as Senior Vice President of Marketing, and the promotion of John McGaugh to Senior Vice President of Operations.

“Sonendo is embarking on a reset strategy to drive fundamental change within the organization,” said Bjarne Bergheim, President and Chief Executive Officer of Sonendo. “We have filled key leadership roles with action-minded individuals who are committed to help drive the three elements of our reset: commercial execution, margin expansion, and cash conservation. I’m thrilled to have John Bostjancic, Bob Guyatt, and John McGaugh onboard, and believe their contributions to Sonendo will be key factors in the success of each facet of our forward-looking strategy.”

Mr. Bostjancic comes to Sonendo with extensive experience in the medical device industry with over 20 years in financial and operational leadership roles at publicly traded companies. He most recently served as Chief Financial Officer of Orthofix Medical, a global spinal and orthopedics medical device company, following its 2023 merger with SeaSpine, where Bostjancic had served for 8 years as CFO and was also appointed as Chief Operating Officer in 2022. Prior to that, he spent 16 years at Integra Lifesciences in multiple corporate development, supply chain and financial leadership roles. Bostjancic began his career at PricewaterhouseCoopers LLP before joining the accounting standards team at Merck & Co Inc. His appointment as Chief Financial Officer at Sonendo is effective as of June 5, 2024.

Mr. Bergheim added, “I’m very pleased to welcome John to the Sonendo team and know that with his strong track record of championing growth initiatives while enhancing efficiencies, he will be instrumental in executing across all aspects of the Company’s reset strategy. John is a veteran of the healthcare industry, and we look forward to leveraging his deep expertise as we move on to the next step in Sonendo’s journey.”

Mr. Guyatt brings comprehensive marketing leadership and experience to Sonendo, where he will head marketing efforts, which include driving the commercial execution initiative associated with the Company’s reset strategy. He previously served as a consultant to the Company in other senior marketing positions. Prior to his time at Sonendo, Mr. Guyatt held global executive marketing roles at Danaher’s dental platform and led US Sales and Global Marketing at Lifecore Biomedical before an acquisition by Warburg Pincus. His appointment as Senior Vice President of Marketing at Sonendo was effective as of April 23, 2024.

Mr. McGaugh has been with Sonendo since May 2023 where he has helped instill significant operational efficiencies with console assembly and procedure instrument margin contributions. He has a proven record with over 20 years in overseeing global manufacturing operations, and with his promotion he will take on an expanded leadership role within the organization. Prior to his time at Sonendo, Mr. McGaugh served as a multi-site operational leader for Abbott Vascular. In addition to his experience at Abbott, Mr. McGaugh has held leadership roles at Boston Scientific and American Medical Systems. His promotion to Senior Vice President of Operations was effective as of March 1, 2024.

About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy, and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave® System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave® System can improve the workflow and economics of dental practices and offers patients an effective, less invasive, and less painful alternative to traditional root canal therapy.

For more information about Sonendo and the GentleWave® System, please visit www.sonendo.com. To find a GentleWave® doctor in your area, please visit www.gentlewave.com.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, express or implied forward-looking statements relating to the Company’s anticipated business and financial performance on an on-going basis. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions; speak only as of the date they are made; and, as a result, are subject to risks and uncertainties that may change at any time. Factors that could cause the Company’s actual results to differ materially from these forward-looking statements are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Gilmartin Group

Greg Chodaczek

IR@Sonendo.com